PRICING SUPPLEMENT                                          File No. 333-105098
------------------                                               Rule 424(b)(3)
(To Prospectus Supplement and Prospectus
dated June 3, 2003)
Pricing Supplement Number:  2332



                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series B
                  Due Nine Months or More from Date of Issue

                              Floating Rate Notes




Principal Amount:    $147,000,000                Original Issue Date:   August 29, 2003

CUSIP Number:        59018YRV5                   Stated Maturity Date:  August 30, 2005

Issue Price:         100%

Interest Calculation:                             Day Count Convention:
--------------------                              ---------------------
| x |  Regular Floating Rate Note                 | x |  Actual/360
|   |  Inverse Floating Rate Note                 |   |  30/360
       (Fixed Interest Rate):                     |   |  Actual/Actual


Interest Rate Basis:
-------------------
| x |  LIBOR                                       |   |  Commercial Paper Rate
|   |  CMT Rate                                    |   |  Eleventh District Cost of Funds Rate
|   |  Prime Rate                                  |   |  CD Rate
|   |  Federal Funds Rate                          |   |  Other (see attached)
|   |  Treasury Rate
Designated CMT Page:                              Designated LIBOR Page:
  CMT Moneyline Telerate Page:                           LIBOR Moneyline Telerate: 3750
                                                               LIBOR Reuters Page:


Index Maturity:         Three Months                           Minimum Interest Rate:     Not Applicable

Spread:                 + 0.13%                                Maximum Interest Rate:     Not Applicable

Initial Interest Rate:  Calculated as if the Original Issue    Spread Multiplier:         Not Applicable
                        Date was an Interest Reset Date

Interest Reset Dates:   Quarterly, on the final day of February and the 30th day of May, August and November,
                        commencing on November 30, 2003, subject to modified following Business Day convention.

Interest Payment Dates: Quarterly, on the final day of February and the 30th day of May, August and November,
                        commencing on November 30, 2003, subject to modified following Business Day convention.

Repayment at the
Option of the Holder:   The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:  The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                   The Notes are being issued in fully registered book-entry form.

Trustee:                JPMorgan Chase Bank

Underwriters:           Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), HSBC Securities (USA) Inc.
                        and ABN AMRO Incorporated (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                        Pursuant to an agreement, dated August 26, 2003 (the "Agreement"), between Merrill Lynch & Co.,
                        Inc. (the "Company") and the Underwriters, the Company has agreed to sell to each of the
                        Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                        Underwriters                                               Principal Amount of the Notes
                        ------------                                               -----------------------------
                        Merrill Lynch, Pierce, Fenner & Smith                                       $144,060,000
                                    Incorporated
                        HSBC Securities (USA) Inc.                                                    $1,470,000
                        ABN AMRO Incorporated                                                         $1,470,000
                                                                                                      ----------
                                                            Total                                   $147,000,000

                        Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                        The Underwriters have advised the Company that they propose initially to offer all or part of the
                        Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                        The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:                  August 26, 2003
